Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of SCM Trust and to the use of our report dated March 1, 2019 on the financial statements and financial highlights of Shelton BDC Income Fund, Shelton Real Estate Income Fund, Shelton Tactical Credit Fund, and Shelton International Select Equity Fund, each a series of SCM Trust. Such financial statements and financial highlights appear in the 2018 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 24, 2019